Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 18, 2016	TRADED: Nasdaq

LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
COLUMBUS, Ohio, August 18 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the fourth quarter and fiscal year ended June 30, 2016. Highlights are as follows:
Fourth Quarter Results

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Net sales increased 2.4% to $284.5 million versus $277.7 million last year led by sales growth in the retail channel, including continued strength in Olive Garden® retail dressings and improved demand for Sister Schubert's® frozen dinner rolls. Sales in the foodservice channel were flat as influenced by our business rationalization efforts within that channel and reduced contributions from national chain restaurant limited-time-offer programs versus the prior year. Pricing was a modest positive influence on net sales for the quarter, more so for retail than foodservice.

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Operating income increased $7.8 million to $46.6 million on higher sales volumes and pricing; continued favorable input costs, particularly eggs, soybean oil, flour and packaging; and lower freight costs. In support of recent retail product introductions, product placement costs were higher compared to last year's fourth quarter.

•	Net income totaled a fourth quarter record $30.6 million, or $1.12 per diluted share compared to $25.6 million or $.93 per diluted share last year.

Fiscal Year Results

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Net sales increased 7.8% to a record $1,191 million versus $1,105 million last year. Excluding sales contributed by the Flatout® flatbread business that was acquired on March 13, 2015, comparative net sales increased 5.3% for the year. In addition to volume growth, sales benefited from pricing actions taken early in the fiscal year in response to higher egg costs that resulted from the U.S. avian influenza outbreak.

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Operating income increased $29.7 million to a record $184.6 million as operating margins grew nearly 150 basis points, most notably due to the higher sales, reduced input costs in the second half of the fiscal year and lower freight costs.

•	Net income grew to $121.8 million compared to $101.7 million a year ago while earnings per diluted share increased 19.4% to $4.44 versus $3.72 last year.

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The regular quarterly cash dividend was increased for the 53rd consecutive year. A $5 per share special dividend was also paid this past December. The special and regular cash dividends combined to total over $190 million returned to our shareholders in fiscal 2016.

•	The company's balance sheet remained strong, with no debt outstanding and over $118 million in cash and equivalents as of June 30, 2016.

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Fiscal 2016 Commentary
Chairman and CEO John B. Gerlach, Jr. said, “The fiscal year's record sales and earnings are certainly a great accomplishment and I thank all of our employees for their efforts and contributions put forth to achieve that end result. During the course of the year, we navigated through a period of historically high egg costs and persistent challenges in our frozen dinner roll business. We also completed the first full fiscal year with our Flatout® flatbread business. Midway through the year, we undertook an initiative to selectively rationalize some of our foodservice business to reduce operational complexity and improve efficiencies in our production of dressings and sauces. Additionally, our continued emphasis on product innovation and consumer trends led to the launch of several new products and line extensions, including Marzetti® Vineyard Dressings; Avocado Ranch and Sriracha Ranch flavored veggie dips and Simply Dressed® dressings; and a Bake & BreakTM garlic bread loaf from New York BRAND® Bakery.”
Fiscal 2017 Outlook
Mr. Gerlach added, “As we look towards fiscal 2017, we anticipate retail sales growth will draw from recent and upcoming new product introductions, further expansion of Marzetti® refrigerated dressings and Olive Garden® retail dressings, and increased sales from Flatout® flatbreads. On the foodservice side, only flat to modest sales gains are forecast as our business rationalization plan will pare top-line growth throughout the year and reduced pricing related to lower year-over-year commodity costs, particularly eggs, will be a notable headwind in the fiscal first half. Commodity costs are expected to remain favorable through the first half of fiscal 2017 while our investment in marketing and promotion for our retail brands, including support for new product introductions, is projected at higher levels in the coming quarters.”
Conference Call on the Web
The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 18, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be

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appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	price and product competition;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	the potential for loss of larger programs or key customer relationships;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	efficiencies in plant operations;

•	stability of labor relations, including the impact of our current contract negotiations with a collective bargaining unit;

•	the outcome of any litigation or arbitration;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Net sales	$284,490	$277,716	$1,191,109	$1,104,514
Cost of sales	209,346	212,726	891,480	846,822
Gross profit	75,144	64,990	299,629	257,692
Selling, general & administrative expenses	28,521	26,157	115,059	102,831
Operating income	46,623	38,833	184,570	154,861
Other, net	21	(132)	63	(309)
Income before income taxes	46,644	38,701	184,633	154,552
Taxes based on income	16,030	13,133	62,869	52,866
Net income	$30,614	$25,568	$121,764	$101,686

Net income per common share:(a)
Basic	$1.12	$0.93	$4.45	$3.72
Diluted	$1.12	$0.93	$4.44	$3.72

Cash dividends per common share	$0.50	$0.46	$6.96	$1.82

Weighted average common shares outstanding:
Basic	27,357	27,316	27,336	27,300
Diluted	27,399	27,340	27,373	27,327

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015

NET SALES - Specialty Foods	$284,490	$277,716	$1,191,109	$1,104,514

OPERATING INCOME
Specialty Foods	$49,726	$42,186	$196,592	$167,095
Corporate expenses	(3,103)	(3,353)	(12,022)	(12,234)
Total Operating Income	$46,623	$38,833	$184,570	$154,861

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and equivalents	$118,080	$182,202
Receivables – net of allowance for doubtful accounts	66,006	62,437
Inventories	76,097	77,899
Other current assets (b)	7,644	7,672
Total current assets	267,827	330,210
Net property, plant and equipment	169,595	172,311
Other assets	197,310	199,635
Total assets	$634,732	$702,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,931	$38,823
Accrued liabilities	33,072	35,821
Total current liabilities	73,003	74,644
Other noncurrent liabilities and deferred income taxes (b)	48,131	46,594
Shareholders’ equity	513,598	580,918
Total liabilities and shareholders’ equity	$634,732	$702,156

(b)In December 2015, prior-year balances included in other current assets and other noncurrent liabilities and deferred income taxes were reclassified to reflect the impact of the adoption of new accounting guidance about the presentation of deferred tax assets and liabilities. With the adoption, our net deferred tax liability for all periods presented has been classified as noncurrent. For June 30, 2015, $12.8 million of current deferred tax assets were reclassified to the noncurrent deferred income taxes liability.
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